EXHIBIT 10.1
RIGHT OF FIRST REFUSAL AGREEMENT AND
DUE DILIGENCE REIMBURSEMENT AGREEMENT
     THIS RIGHT OF FIRST REFUSAL AGREEMENT (the “Agreement”) is made and entered into this ___ day of January, 1998, to be effective as of the 1st day of January, 1998, by and between FirstCity Financial Corporation, a Delaware corporation (“FCFC”) and FirstCity Servicing Corporation (formerly J-Hawk Servicing Corporation), a Texas corporation (“Servicing”), on the one hand, and Cargill Financial Services Corporation, a Delaware corporation (“CFSC”), and CFSC Capital Corp. II, a Delaware corporation (“CCCII”) on the other hand.
W I T N E S S E T H:
     WHEREAS, Cargill or FirstCity may from time to time receive invitations to bid on or otherwise obtain opportunities to acquire, directly or indirectly, interests in loans, receivables, real estate and other assets (collectively the “Asset Purchase Proposals”) from commercial banks, financial institutions, insurance and finance companies, the Federal Deposit Insurance Corporation, private creditors and noteholders and other sellers (each a “Seller”);
     WHEREAS, the parties intend that FirstCity will offer CFSC, or a CFSC Affiliate, the exclusive right, with respect to all Asset Purchase Proposals received by FirstCity to participate in the proposed purchase or other acquisition in the manner provided herein;
     WHEREAS, FirstCity will cause its subsidiary, Servicing, to conduct due diligence with respect to Asset Purchase Proposals on behalf of FirstCity and Cargill, as provided in this Agreement, in connection with CFSC’s payment to Servicing of the compensation set forth in this Agreement;
     WHEREAS, J-Hawk Corporation, a Texas corporation which was a predecessor to FirstCity and was merged with and into First City Bancorporation of Texas, Inc., a Delaware corporation, on or about July 3, 1995, with FirstCity as the surviving corporation (such J-Hawk Corporation in its position as the predecessor to FirstCity being referred to hereinafter as “Old J-Hawk”), James T. Sartain, Rick R. Hagelstein and James R. Hawkins (collectively the “FirstCity

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Principals”) and CFSC entered into an Amended and Restated Right of First Refusal Agreement dated June 9, 1994, as amended, pursuant to which Old J-Hawk and the FirstCity Principals agreed to offer CFSC the exclusive right to participate in Loan Purchase Proposals (as defined therein), the term of which Amended and Restated Right of First Refusal Agreement was originally set to expire on March 31, 1997 (pursuant to its provisions on termination) but was extended to November 30, 1997 and, unless further extended, will expire on November 30, 1997;
     WHEREAS, Old J-Hawk and CFSC entered into a Due Diligence Expense Reimbursement Agreement dated June 9, 1994 (the “DDER Agreement”), pursuant to which Old J-Hawk agreed to conduct certain due diligence in exchange for stated monthly compensation from CFSC, the term of such DDER Agreement being co-terminus with the Amended and Restated Right of First Refusal Agreement (pursuant to its provisions on termination), which DDER Agreement was originally set to expire on March 31, 1997 (pursuant to its provisions on termination), but was extended to November 30, 1997, and, unless further extended, will expire on November 30, 1997;
     WHEREAS, the parties to that Amended and Restated Right of First Refusal Agreement and the DDER Agreement (with the exception of the FirstCity Principals) desire to enter into the following Agreement by and among CFSC, CCCII, FCFC and Servicing, which Agreement terminates, supersedes and replaces the agreements set forth in the DDER Agreement and in the Amended and Restated Right of First Refusal Agreement dated June 9, 1994;
     NOW, THEREFORE, in consideration of the promises and agreements herein contained, CFSC, CCCII, Servicing and FCFC hereby agree as follows:
ARTICLE 1.DEFINITIONS.
As used in this Agreement, the following terms shall have the following meanings:
     “Acquisition” means a transaction in which both of Cargill and FirstCity contribute equity capital (not including a transaction in which a party’s sole contribution is debt financing) to an entity for the purpose of acquiring a direct or indirect interest in assets.
     “Acquisition Price” or “AP” means the gross purchase price payable to the Seller in

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connection with any Acquisition or any other acquisition by FirstCity, including but not limited to the actual net purchase price paid to the Seller plus interim cash flows (i.e., cash collected between a cut-off date and the closing) acquired by purchaser whether or not the purchaser receives a credit against the gross purchase price.
     “Adjusted Acquisition Price” or “AAP” means the product of the Acquisition Price multiplied by the applicable Leverage Factor from the schedule of leverage Factors set forth in Section 4.1(b).
     “Affiliate” means any Person of which more than fifty percent (50%) of the total outstanding equity interests of such Person are owned by the Person in question and/or one or more of its Affiliates.
     “Agreement” has the meaning specified in the introduction to this Agreement.
     “Asset Purchase Proposals” has the meaning specified in the first recital of this Agreement.
     “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are open for business in Minneapolis, Minnesota, and Waco, Texas.
     “Calfund” means California Community Financial Institutions Fund Limited Partnership, a California limited partnership.
     “Calibat” means Calibat Fund L.L.C., a Minnesota limited liability company which is a limited partner in Calfund.
     “Cargill” means CFSC and its Affiliates.
     “Cargill Originations” has the meaning specified in Section 4.1 of this Agreement.
     “Cargill Projects” means any Included Product for which Cargill has delivered an affirmative Transaction Response.
     “CCCII” has the meaning specified in the introduction to this Agreement.
     “CFSC” has the meaning specified in the introduction to this Agreement.
     “CFSC Withdrawal Notice” has the meaning specified in Section 2.3(b) of this Agreement.
     “Competitive Bid” means an Asset Purchase Proposal which is made available to Persons in addition to CFSC or FirstCity involving the sale of the assets to the highest bidder, in which the participation of Cargill does not provide a material competitive advantage.

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     “Consumer Assets” means any asset which is used primarily for personal, family or household purposes, or any unsecured loan or receivable or any loan or receivable secured by such assets (whether any such loan or receivable is considered to be performing, subperforming or non-performing), and including, without limitation, loans or receivables secured by or assets consisting of: (a) one to four family dwellings; (b) mobile homes, manufactured homes or housing units; (c) automobiles, recreational vehicles and travel trailers; (d) credit card balances; and (e) portfolios of loans having collective average outstanding balances of $20,000.00 or less, which may include business assets (or loans or receivables secured thereby) provided that business assets do not comprise more than twenty percent (20%) of the legal balances of the portfolio assets.
     “Contract Year” means a twelve month period beginning on January 1 of each calendar year during the term of this Agreement.
     “DDER Agreement” has the meaning specified in the fifth recital of this Agreement.
     “Dollar,” “dollar,” “$,” “U.S. dollar/Dollar,” and “USD” each means the lawful currency of the United States of America.
     “Effective Date” means January 1, 1998.
     “Excluded Product” means (a) any single asset acquisition or portfolio acquisition with a purchase price or acquisition cost less than the Investment Threshold, (b) non-performing and sub-performing Consumer Assets sourced and acquired through a FCFC Affiliate which is engaged in the business of originating or acquiring performing asset flow business when such Consumer Assets are acquired by the FCFC Affiliate in connection with (as a part of the acquisition of) a bulk acquisition of a pool of loans or receivables of which more than fifty percent (50%) of the loans and receivables are performing loans and receivables, (c) assets originated or acquired by any FCFC Affiliate set up for the purpose of originating performing asset flow business or acquiring performing asset flow business originated by other Persons, including, but not limited to, NAF, Harbor Financial Group, FirstCity Funding Corporation, FirstCity Capital Corporation or FirstCity Consumer Lending Corp., (d) FirstCity’s acquisition or start up of niche or specialty finance operations or companies (unless FirstCity invites Cargill to participate in the acquisition or start up of such niche or specialty finance operations or companies), (e) the acquisition of more than fifty percent (50%) of the stock or other equity ownership interest by a FCFC Affiliate relating to the equity interest of any Person which owns loans, receivables, real estate or related assets (unless FirstCity invites Cargill to participate in any such acquisition, though the participation of Cargill will be limited to the extent necessary to preserve the ability to allow consolidation for tax purposes of FCFC and the acquired entity), and (f) any product for which Cargill shall have delivered to FirstCity a negative Transaction Response or CFSC Withdrawal Notice, or failed to deliver a Transaction Response on or before the Transaction Response Date, from and after the date of delivery of such response or notice to FirstCity, or after the Transaction Response Date, as applicable.
     “FCFC” has the meaning specified in the introduction to this Agreement.
     “FCFC Affiliate” means an Affiliate of FCFC.

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     “FirstCity” means FCFC and its Affiliates.
     “FirstCity Principals” has the meaning specified in the fourth recital of this Agreement.
     “FirstCity Representative” has the meaning specified in Section 2.8 of this Agreement.
     “Foreign Currency” means the lawful currency of any country within the Geographic Area other than the United States.
     “Geographic Area” means the United States, Canada, Mexico, the Caribbean, Central America and South America.
     “Harbor Financial Group” means Harbor Financial Group, Inc. and its Affiliates.
     “Included Product” means all assets of any type other than the Excluded Product, including but not limited to any assets sourced through or in connection with Calibat.
     “Investment Threshold” means $4,000,000.00.
     “Leverage Factor” has the meaning specified in Section 4.1(b) of this Agreement.
     “Monthly Retainer” means a monthly payment from CFSC to Servicing as compensation for the exclusivity provisions of this Agreement, with the gross amount of such Monthly Retainer being a $20,000 per month; provided, however, that the gross amount of the Monthly Retainer paid to Servicing shall be adjusted to reflect Cargill’s contribution to deal flow as provided for in Article 4 of this Agreement.
     “NAF” means FirstCity’s auto financing Affiliate and the auto financing program conducted by such Affiliate.
     “Old J-Hawk” has the meaning specified in the fourth recital of this Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign or domestic state or political subdivision thereof or any agency of such state or subdivision.
     “Potential Assets” has the meaning specified in Section 2.1 of this Agreement but specifically excludes the Excluded Product.
     “Prospective Acquiror” has the meaning specified in Section 2.2 of this Agreement.
     “Retainer Rebate” or “RR” has the meaning specified in Section 4.1(a) of this Agreement.

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     “Seller” has the meaning specified in the first recital of this Agreement.
     “Servicing” has the meaning specified in the introduction to this Agreement; provided that in the event FirstCity Servicing Corporation assigns its rights under this Agreement as allowed under Section 5.4, then “Servicing” shall mean the person to whom such rights, duties and obligations were assigned as allowed under Section 5.4.
     “Termination Date” means the second anniversary of the Effective Date of this Agreement or such earlier or later date as may be agreed to in writing by all parties to this Agreement.
     “Transaction Notice” has the meaning specified in Section 2.2 of this Agreement.
     “Transaction Response” has the meaning specified in Section 2.2 of this Agreement.
     “Transaction Response Date” has the meaning specified in Section 2.2 of this Agreement.
     “Withdrawal Notice” has the meaning specified in Section 2.3 of this Agreement.
ARTICLE 2. CFSC RIGHT OF FIRST REFUSAL.
     Section 2.1 General Scope. During the term of this Agreement, neither FCFC nor any Affiliate of FCFC shall purchase, attempt to purchase or otherwise acquire a direct or indirect interest in, any Included Product with a proposed purchase price or acquisition cost equal to or greater than the Investment Threshold (the “Potential Assets”), except in accordance with the terms of this Section or with an express written waiver of CFSC, which waiver may be withheld in good faith for any commercial reason.
     Section 2.2 Notice Procedures. In the event that either Servicing, FCFC or any FCFC Affiliate (a “Prospective Acquiror”) shall obtain an Asset Purchase Proposal with respect to which such Prospective Acquiror or another FCFC Affiliate proposes to acquire any interest, such Prospective Acquiror shall first give written notice to CFSC by delivering a cover page substantially in the form of Exhibit A hereto (the “Transaction Notice”) to CFSC, which notice shall describe, in reasonable detail, the subject Asset Purchase Proposal. Thereafter, on or before the second (2nd) Monday after receipt of the Transaction Notice by CFSC (the “Transaction Response Date”), CFSC shall complete and return to the Prospective Acquiror the cover page of the

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Transaction Notice (the “Transaction Response”) indicating whether CFSC has an interest in the subject Asset Purchase Proposal. Upon execution of an affirmative Transaction Response, CFSC shall be responsible for payment of one-half of the due diligence expenses incurred and contracted for with respect to the Asset Purchase Proposal as set forth in Sections 3.4 and 3.5.
Section 2.3 Due Diligence/Withdrawal.
          (a) Notwithstanding anything to the contrary in Section 2.2 above, if after delivering a Transaction Notice to CFSC, for which CFSC has timely returned (or subsequently timely returns) a Transaction Response, the Prospective Acquiror determines through due diligence or otherwise that the Prospective Acquiror has no further interest in pursuing the possible acquisition of the Potential Assets, the Prospective Acquiror shall advise CFSC in writing that it has withdrawn its interest in acquiring the Potential Assets (a “Withdrawal Notice”) and shall not thereafter acquire any interest in the Potential Assets, except with CFSC’s prior written consent. Such Prospective Acquiror, at CFSC’s request, shall provide CFSC (if not prohibited or restricted from so providing by any agreement entered into by the Prospective Acquiror for the purpose of evaluating the Potential Assets) with the product of its due diligence efforts to date for further evaluation by CFSC. Upon receiving a Withdrawal Notice from any Prospective Acquiror, CFSC shall be free to proceed with the acquisition of the Potential Assets, directly or indirectly, either by itself or with any other Person. The Prospective Acquiror shall have no responsibility for any due diligence expenses contracted for after receipt of such Withdrawal Notice by CFSC. If CFSC acquires such Potential Assets, CFSC shall reimburse the Prospective Acquiror for the due diligence expenses paid or reimbursed by the Prospective Acquiror with respect to such Potential Assets.
          (b) Notwithstanding anything to the contrary in Section 2.2 above, if after CFSC has timely returned a Transaction Response, CFSC determines through due diligence or otherwise that CFSC has no further interest in pursuing the possible acquisition of the Potential Assets, CFSC shall advise the Prospective Acquiror in writing that it has withdrawn its interest in acquiring the Potential Assets (a “CFSC Withdrawal Notice”) and shall not thereafter acquire any interest in the

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Potential Assets, except with the Prospective Acquiror’s prior written consent.
     Section 2.4 Rejection/Deemed Rejection. If CFSC rejects the proposal contained in the Transaction Notice, fails to deliver a Transaction Response by the Transaction Response Date, or delivers a CFSC Withdrawal Notice, the Prospective Acquiror shall be free to proceed with the acquisition of the Potential Assets and may acquire an interest in the Potential Assets, directly or indirectly, either by itself or with any other Person. If the Prospective Acquiror acquires such Potential Assets, the Prospective Acquiror shall reimburse CFSC for the due diligence expenses paid or reimbursed by CFSC with respect to such Potential Assets.
     Section 2.5 Minimum Proposal. Notwithstanding anything in this Agreement to the contrary, the restrictions contained herein shall not apply to any offering which constitutes an Asset Purchase Proposal if the aggregate amount to be bid with respect to such offering does not exceed the Investment Threshold.
     Section 2.6 Non-Exclusivity for FirstCity. Notwithstanding anything in this Agreement to the contrary, the restrictions obtained herein shall not prohibit FirstCity from holding discussions either prior to or after a Transaction Response Date with entities other than CFSC regarding Asset Purchase Proposals generally or the potential joint acquisition by that Prospective Acquiror and such Person of the Potential Assets, provided, however, that any such discussions regarding Potential Assets shall always be subject to CFSC’s rights hereunder unless CFSC rejected the proposal contained in a Transaction Notice from FirstCity, failed to deliver a Transaction Response to FirstCity by the Transaction Response Date, or delivered a CFSC Withdrawal Notice to the Prospective Acquiror. The rejection by CFSC of a Transaction Notice from any one Prospective Acquiror shall not be considered as or deemed to be a rejection by CFSC of a Transaction Notice from any other Prospective Acquiror. Nor shall CFSC’s failure to deliver a Transaction Response or delivery of a CFSC Withdrawal Notice to any one Prospective Acquiror be considered as or deemed to be a failure to deliver a Transaction Response or delivery of a CFSC Withdrawal Notice to any other Prospective Acquiror.
     Section 2.7 Estoppel. In the event that CFSC indicates an interest in the Potential

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Assets by returning a Transaction Response to a Prospective Acquiror, each Prospective Acquiror may rely on such interest or notice as indicating that CFSC is not, either directly or indirectly, attempting to, and CFSC agrees that neither CFSC, nor any CFSC Affiliate will, acquire an interest in the subject Potential Assets other than through that Prospective Acquiror; provided, however, that CFSC or a CFSC Affiliate may acquire an interest in the subject Potential Assets after it has been determined that the bid of the Prospective Acquiror was unsuccessful.
     Section 2.8 Officers and Directors of FirstCity. FirstCity, CFSC and CCCII agree that the FirstCity Principals shall no longer be parties to or have any individual liability arising from the Amended and Restated Right of First Refusal Agreement dated June 9, 1994, as amended, the DDER Agreement or this Agreement or the breach thereof. FirstCity, CFSC and CCCII further agree that FirstCity shall not have any liability for the action(s) of any of the officers, directors or employees of FirstCity (each a “FirstCity Representative”) related to an acquisition by the FirstCity Representative of any Potential Assets which would be in violation of the Amended and Restated Right of Refusal Agreement dated June 9, 1994, as amended, the DDER Agreement or this Agreement, unless the action of such FirstCity Representative was taken on behalf of FirstCity, or, directly or indirectly, benefitted FirstCity. Notwithstanding the foregoing, FirstCity agrees that it will use its best efforts to enforce any rights or claims it may have against any FirstCity Representative arising by company policy, by contract, by statute or under common law to restrict, prohibit or seek damages arising from the breach by a FirstCity Representative of their obligations to FirstCity related to the acquisition by a FirstCity Representative of any Potential Assets, subject to exercise by FirstCity of its reasonable judgment in determining whether to enforce any such rights.
ARTICLE 3. PORTFOLIO DUE DILIGENCE, MONTHLY RETAINER AND TRANSACTION EXPENSES.
     Section 3.1 Due Diligence. FirstCity shall cause its subsidiary, Servicing, to conduct due diligence with respect to portfolios of Asset Purchase Proposals on behalf of FirstCity and Cargill and Persons controlled by or to be formed by FirstCity and Cargill. Such due diligence duty

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shall include such responsible investigation as FirstCity and Cargill shall deem appropriate to satisfy the investment objectives of FirstCity and Cargill, as shall be expressed from time to time. Servicing shall make available sufficient personnel having appropriate training, skill and experience to conduct and direct all such due diligence on Potential Assets.
     Section 3.2 Monthly Retainer. CFSC agrees that it will pay Servicing a Monthly Retainer for overhead and related expenses incurred by Servicing related to conduct of due diligence on Asset Purchase Proposals related to the potential acquisition of Potential Assets during each month. The maximum (or base) amount of the Monthly Retainer shall be $20,000.00 with the aggregate amount of the cumulative Monthly Retainer amounts earned by Servicing (whether or not such amount has already been paid over to Servicing or remains due and unpaid) subject to adjustment in accordance with Article 4.
     Section 3.3 Right to Terminate Agreement. If at any time CFSC reasonably determines that the due diligence services provided by Servicing are not being performed by sufficient personnel having the appropriate training, skill or experience, then CFSC may by written notice terminate this Agreement effective upon the date of the notice or such later date as is specified in the notice. Upon termination of this Agreement by CFSC pursuant to this Section 3.3, neither party shall have any further rights, obligations, duties or liabilities under this Agreement, except as to matters arising prior to the effective date of the termination of this Agreement.
     Section 3.4 Domestic U.S. Transaction Expenses. For any Asset Purchase Proposals relating to the potential acquisition of Potential Assets for which (i) CFSC has completed a Transaction Response indicating CFSC has an interest in acquiring the assets, and (ii) either the assets or the collateral securing such assets is located within the United States, each of Cargill and FirstCity agree to bear fifty percent (50%) of the due diligence expenses (excluding any contract labor charges or fees and the cost of first class travel or upgrades to first class travel) related to such Asset Purchase Proposals; provided that should CFSC later provide a CFSC Withdrawal Notice relating to the acquisition of the Potential Assets, CFSC shall have no responsibility for any due diligence expenses contracted for after receipt of such CFSC Withdrawal Notice by FCFC or the

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Prospective Acquiror. FirstCity and CFSC agree that out-of-pocket due diligence expenses for domestic U.S. Acquisitions may be reimbursed to Servicing in full or in part, by the investing entities, in which case Servicing shall refund any portion of such expenses previously reimbursed to it. Except as it may otherwise be agreed between the parties, reimbursement of Servicing and refunds by Servicing for domestic transaction expenses previously reimbursed to it shall be in U.S. Dollars.
     Section 3.5 Non-U.S. Transaction Expenses. For any Asset Purchase Proposals related to the potential acquisition of Potential Assets for which (i) CFSC has completed a Transaction Response indicating CFSC has an interest in acquiring the assets, and (ii) either the assets or the collateral securing such assets is located within the Geographic Area but outside the United States, each of Cargill and FirstCity agree to bear fifty percent (50%) of the contract labor charges/fees, and fifty percent (50%) of the out-of-pocket expenses (but not to include the cost of first class travel or upgrades to first class travel) related to such Asset Purchase Proposals; provided, however, that the maximum amount which is reimbursable to the other party hereunder shall be limited to fifty percent (50%) of an amount which is not greater than 110% of an amount mutually agreed upon by Cargill and FirstCity as the due diligence budget for such Asset Purchase Proposals; provided that should CFSC later provide a CFSC Withdrawal Notice relating to the acquisition of the Potential Assets, CFSC shall have no responsibility for any due diligence expenses contracted for after receipt of such CFSC Withdrawal Notice by FCFC or the Prospective Acquiror. Until such time as Cargill and FirstCity shall have agreed upon the budgeted amount, the liability to any third party shall be the sole responsibility of the Person which engages such third party. FirstCity and CFSC agree that out-of-pocket due diligence expenses for non-U.S. Acquisitions may be reimbursed to Servicing in full or in part, by the investing entities, in which case Servicing shall refund any portion of such expenses previously reimbursed to it. Except as it may otherwise be agreed between the parties, reimbursement of Servicing and refunds by Servicing for expenses previously reimbursed to it shall be in U.S. Dollars notwithstanding the fact that the expenses were incurred in a Foreign Currency or, as to refunds, the reimbursement to Servicing was (subject to its consent)

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made in a Foreign Currency. Expenses incurred in a Foreign Currency shall be converted into the equivalent U.S. Dollar amount, or vice versa, at the then prevailing foreign exchange rate applicable to U.S. Dollar purchases and sales of such Foreign Currency.
ARTICLE 4.CARGILL ORIGINATIONS.
     Section 4.1 Cargill Originations.
          (a) In the event that Cargill, at its option and in its discretion, elects to bring a proposed transaction within the Geographic Area to FirstCity not involving a Competitive Bid and which was not otherwise made available to FirstCity (the “Cargill Originations”) and such Cargill Originations become either an Acquisition or an acquisition by FirstCity, Cargill may receive a rebate of or credit for each Contract Year (as provided in this Section 4.1), on a cumulative basis, against CFSC’s obligations pursuant to this Agreement to pay the Monthly Retainer to Servicing (the “Retainer Rebate”) as set forth in this Section 4.1 and Section 4.2. Each such Acquisition or acquisition by FirstCity which is a Cargill Origination shall be acknowledged as such by FirstCity and Cargill in writing on or prior to the Closing Date of the Acquisition or acquisition by FirstCity. The amount of the Retainer Rebate to be credited/rebated to CFSC for any Contract Year shall be determined by the following schedule:

cumulative annual
Adjusted Acquisition Price
for acquisitions which	Retainer
are Cargill Originations	Rebate
during a Contract Year	Amount
Up to $24,999,999.99	None
$25,000,000.00 to $49,999,999.99	$60,000.00
$50,000,000.00 to $99,999,999.99	$120,000.00
$100,000,000.00 or greater	$240,000.00
          (b) Before aggregating the cumulative Adjusted Acquisition Price of all Cargill Originations during any Contract Year for purposes of determining the applicable Retainer Rebate

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in Section 4.1(a), the Adjusted Acquisition Price shall be determined by multiplying the Acquisition Price by the applicable Leverage Factor from the following schedule:

Cargill Originations	Leverage Factor
unlevered acquisitions/Acquisition	100%

independent third party debt/leverage	100%

Cargill debt/leverage	(100% or 50%)*
in accordance with the following formula: AAP = (AP) X (LF)
where            AAP = Adjusted Acquisition Price;
                      AP = Acquisition Price; and
                      LF = the applicable Leverage Factor.

* by mutual agreement of Cargill and FirstCity as reflected on the funding/closing/settlement statement or other writing executed in connection with the closing of the acquisition of such Cargill Origination and based upon a determination as to whether the Cargill debt/leverage is at or better than market rates and terms for similar financings (in which case the Leverage Factor shall be 100%), or whether the Cargill debt/leverage is less favorable to the acquiring entity than the market rates and terms for similar financings (in which case the Leverage Factor shall be 50%), and if not so reflected, then the Leverage Factor applicable to such Cargill Origination shall be 50%. A Leverage Factor which would otherwise be 50% may be 100% if FirstCity and Cargill agree that the servicing fee charged by a FCFC Affiliate related to servicing of the acquired assets is above market rates for servicing of a portfolio of assets of similar size and composition.
          (c) Any Cargill Originations which are denominated in a Foreign Currency shall be converted to the equivalent U.S. Dollar amount before aggregating the Acquisition Price of all such Cargill Originations. Any such Foreign Currency amount shall be converted into its equivalent U.S. Dollar amount at the prevailing foreign exchange rate applicable to U.S. Dollar purchases and sales of such Foreign Currency as of the date of the closing of the transaction related

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to such Cargill Origination.
          (d) Nothing in this Section 4.1 or Section 4.2 shall affect the obligation of Cargill to reimburse Servicing for due diligence expenses as provided in Sections 3.4 and 3.5.
Section 4.2 Calculation/Payment of the Retainer Rebate.
          (a) On each anniversary of the Effective Date of this Agreement, the parties shall determine whether a Retainer Rebate is due to CFSC (i.e., such that a credit exists in CFSC’s favor) pursuant to the schedule set forth in Section 4.1 of this Agreement. To the extent that any Retainer Rebate is due to CFSC, CFSC shall credit such excess amount against payments of the Monthly Retainer due in the next year. In the event that the anniversary date in question is the Termination Date, Servicing shall pay such Retainer Rebate amount to CFSC in cash within thirty (30) days of the Termination Date.
          (b) Notwithstanding anything to the contrary in Section 4.2(a) above, CFSC may elect, from time to time during any Contract Year at its option and in its discretion, to calculate whether a Retainer Rebate is due to CFSC (i.e., such that a credit exists in CFSC’s favor) pursuant to Section 4.1 of this Agreement. To the extent that any Retainer Rebate is due to CFSC, CFSC, at its option, may elect to credit such amount against the Monthly Retainer to be paid to Servicing for the remaining calendar month(s); provided that CFSC may not exercise such election until all amounts that would be payable based on such computation during such Contract Year have first been paid to Servicing.
          (c) Upon the termination of this Agreement at any time other than an anniversary thereof, the parties shall determine whether a Retainer Rebate is due to CFSC (i.e., such that a credit exists in CFSC’s favor) by multiplying (i) the Monthly Retainer for such part year, by (ii) the Retainer Rebate Percentage applicable to such part year as taken from the schedule set forth in Section 4.1 of this Agreement. To the extent that any Retainer Rebate is due to CFSC, Servicing shall pay such Retainer Rebate to CFSC in cash within ninety (90) days of the termination of this Agreement.
ARTICLE 5. MISCELLANEOUS.

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     Section 5.1 Effective Date and Termination. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until midnight on the Termination Date, unless earlier terminated by Cargill pursuant to Section 3.3.
     Section 5.2 Remedies. Each party to this Agreement shall have all remedies available to it by applicable statute or at common law, including, without limitation all equitable rights and remedies. In the event that either party pursues its rights and remedies under this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in its successful prosecution or defense of any claim or action. FirstCity and CFSC acknowledge that a breach of a provision(s) of this Agreement hereof will cause irrevocable harm to the other party, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, the non-breaching party shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law (including without limitation damages for prior breaches hereof), to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).
     Section 5.3 Amendments. This Agreement may not be amended or modified and the provisions hereof may not be waived without the prior written consent of all the parties hereto.
     Section 5.4 Transferability of Agreement. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. No interest in this Agreement shall be transferable without the written consent of all the other parties hereto, except that (i) CFSC may assign its interest in this Agreement to a CFSC Affiliate without such written consent, and (ii) Servicing may assign its rights, duties and obligations under this Agreement to another wholly-owned subsidiary of FCFC.
     Section 5.5 Governing Law. This Agreement will be governed by the internal laws of the State of Texas.
     Section 5.6 Enforceability of Agreement. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

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     Section 5.7 Nature of Obligations. The obligations of all the parties hereto shall be considered to be several and not joint obligations.
     Section 5.8 Titles. Titles of the Sections of this Agreement are merely for convenience in reading and shall not be construed to alter, modify or interpret the meaning of the provisions under said titles.
     Section 5.9 Notices. Any notice, request or demand to or upon the parties hereto must be given in writing. Notices shall be sent by telecopy or other similar facsimile means or sent certified, postage prepaid, and shall be addressed to the party to receive the same as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

To FirstCity:	FirstCity Financial Corporation P. O. Box 8216 Waco, Texas 76714-8216 ATTN: James T. Sartain Fax: 817-751-7363

To Servicing:	FirstCity Servicing Corporation P. O. Box 8216 Waco, Texas 76714-8216 ATTN: Terry R. DeWitt Fax: 817-751-7363

To CFSC and CCCII:	Cargill Financial Services Corporation
6000 Clearwater Drive Minnetonka, Minnesota 55343-9497 ATTN: E. Gerald O’Brien, II Value Investment Group Fax: 612-984-3905
     Section 5.10 Entire Agreement. This Agreement shall constitute the full and entire understanding and agreement of the parties hereto and there are no further or other agreements or undertakings written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. All prior negotiations, agreements, representations, warranties, statements and undertakings concerning the subject matter hereof between the parties hereto are superseded by this Agreement.

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 16

     Section 5.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
     Section 5.12 Replacement. The parties intend that this Agreement terminates, supersedes and replaces in its entirety (i) that certain Amended and Restated Right of First Refusal Agreement dated June 9, 1994, executed by and among FirstCity, the FirstCity Principals and CFSC, and (ii) the DDER Agreement. The FirstCity Principals are executing this Agreement for sole purpose of acknowledging their consent and agreement to the termination of those agreements as set forth in this Section 5.12.
[End of Page — Signature Page to Follow]

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 17

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FirstCity Financial Corporation
By:

Name:
Title:

FirstCity Servicing Corporation
By:

Name:
Title:

Cargill Financial Services Corporation
By:

Name:
Title:

CFSC Capital Corp. II
By:

Name:
Title:
     For the sole purpose of evidencing consent and agreement to Section 5.12:

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 18

                                                       James Hawkins

                                                      James T. Sartain

                                                  Rick R. Hagelstein

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 19

EXHIBIT A
TRANSACTION NOTICE

JHC#

PACKAGE NAME

BID DATE

BOOK/REO VALUE

NO. OF ASSETS

ASSET TYPE

ESTIMATED CLOSING DATE

TO:	Cargill Financial Services Corporation
Attention: E. Gerald O’Brien, II

FROM:	FirstCity Servicing Corporation
     Attached hereto is information regarding an Asset Purchase Proposal (as such term is defined in that certain Right of First Refusal Agreement and Due Diligence Reimbursement Agreement effective as of January 1, 1998 (the “Agreement”) between FirstCity Financial Corporation and FirstCity Servicing Corporation and Cargill Financial Services Corporation and CFSC Capital Corp. II. Please indicate in the space below whether you have an interest in the subject Asset Purchase Proposal.

FirstCity Servicing Corporation
By:	________________________________________

Name:
Title:
Date:

Yes, we have an interest in pursuing the Asset Purchase Proposal and will be responsible for payment of one-half of the due diligence expense as set forth in the Agreement.

No, we do not have any interest in the subject Asset Purchase Proposal.
Cargill Financial Services Corporation

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 20

By:	________________________________________

Name:
Title:
Date:

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 21

EXHIBIT B
WITHDRAWAL NOTICE

JHC#

PACKAGE NAME

BID DATE

TO:	Cargill Financial Services Corporation
Attention: E. Gerald O’Brien, II

FROM:	FirstCity Servicing Corporation
     FirstCity Servicing Corporation submitted to you a Transaction Notice with respect to the above referenced package for which you sent an affirmative Transaction Response. FirstCity Servicing Corporation has determined that it has no further interest in pursuing the possible acquisition of the Potential Assets and provides this Withdrawal Notice to you pursuant to Section 2.3(a) of that certain Right of First Refusal Agreement and Due Diligence Reimbursement Agreement effective as of January 1, 1998, between FirstCity Financial Corporation, FirstCity Servicing Corporation, Cargill Financial Services Corporation and CFSC Capital Corp. II. FirstCity Servicing Corporation will not be responsible for any due diligence expenses contracted for after your receipt of this Withdrawal Notice.

FirstCity Servicing Corporation
By:	________________________________________

Name:
Title:
Date:

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 22

EXHIBIT B
WITHDRAWAL NOTICE

JHC#

PACKAGE NAME

BID DATE

TO:	FirstCity Servicing Corporation
Attention: Terry DeWitt

FROM:	Cargill Financial Services Corporation
     FirstCity Servicing Corporation submitted to Cargill Financial Services Corporation (“CFSC”) a Transaction Notice with respect to the above referenced package for which CFSC sent an affirmative Transaction Response. CFSC has determined that it has no further interest in pursuing the possible acquisition of the Potential Assets and provides this Withdrawal Notice to you pursuant to Section 2.3(b) of that certain Right of First Refusal Agreement and Due Diligence Reimbursement Agreement effective as of January 1, 1998, between FirstCity Financial Corporation, FirstCity Servicing Corporation, Cargill Financial Services Corporation and CFSC Capital Corp. II. CFSC will not be responsible for any due diligence expenses contracted for after your receipt of this withdrawal notice.

Cargill Financial Services Corporation
By:	________________________________________

Name:
Title:
Date:

Right of First Refusal Agreement and Due Diligence Reimbursement Agreement	Page 23